Exhibit 99.1

TESARO AND ZAI LAB ANNOUNCE COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT

•                  Collaboration enables the clinical development of niraparib in China by Zai Lab

•                  TESARO retains right to co-market in China and receives option to license up to two novel immuno-oncology programs outside China

WALTHAM, MA, AND SHANGHAI, September 29, 2016 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, and Zai Lab (Shanghai) Co., Ltd., a biopharmaceutical company based in China, today announced a collaboration to support the development and commercialization of niraparib for patients in China and the potential to advance two immuno-oncology programs outside of China. This partnership reflects the commitment of both companies to develop novel therapeutic approaches for people living with cancer around the world.

Within this collaboration, TESARO has granted to Zai Lab an exclusive license for the development of niraparib specifically for the China market, which includes an option for TESARO to participate in the commercialization of niraparib in greater China. The companies will establish a joint steering committee to review and oversee all development and commercialization plans. In addition, TESARO has the option to license two novel, discovery-stage immuno-oncology programs from Zai Lab.

“TESARO is devoted to providing transformative therapies for people bravely facing cancer, and this partnership will enable us to globalize our mission,” said Lonnie Moulder, CEO of TESARO. “The Zai Lab team has a track record of regulatory and development successes in China, and we are excited to work with them to quickly advance new treatment options for patients.”

Samantha Du, Chairman and CEO of Zai Lab, added, “We are delighted to partner with TESARO, a leader in global oncology drug development. Ovarian and other cancer types that niraparib is being evaluated in are areas of large unmet medical need in China, with very limited treatment options. Our collaboration with TESARO will bring this exciting new product candidate quickly to the Chinese patients, and we look forward to working with TESARO.”

In addition to an upfront payment, TESARO will be eligible to receive milestone payments contingent upon Zai Lab achieving certain specified development and commercial goals. Should TESARO elect not to participate in the commercialization of niraparib in China, TESARO will be eligible to receive tiered, double-digit royalty payments on annual net sales from Zai Lab. Additional financial details were not disclosed.

About Niraparib

Niraparib is an oral, once-daily PARP inhibitor that is currently being evaluated in four ongoing pivotal trials. TESARO is building a robust niraparib franchise by assessing activity across multiple tumor types and by evaluating several potential combinations of niraparib with other therapeutics. The ongoing development program for niraparib includes a Phase 3 trial in patients with recurrent ovarian cancer (the NOVA trial); a Phase 3 trial in patients with first-line ovarian cancer (the PRIMA trial); a registrational Phase 2 treatment trial in patients with ovarian cancer (the QUADRA trial); and a Phase 3 trial for the treatment of patients with BRCA-mutant breast cancer (the BRAVO trial). Several combination studies are also underway, including trials of niraparib plus pembrolizumab and bevacizumab. Janssen Biotech has licensed rights to develop and commercialize niraparib specifically for patients with prostate cancer worldwide, except in Japan.

The U.S. Food and Drug Administration (FDA) has granted Fast Track designation to niraparib for the treatment of patients with recurrent platinum-sensitive ovarian, fallopian tube, or primary peritoneal cancer. TESARO has initiated a rolling submission of a New Drug Application (NDA) for niraparib to the FDA, and intends to complete this submission during the fourth quarter. The Marketing Authorization Application (MAA) for niraparib is planned for submission to the European Medicines Agency (EMA) in the fourth quarter.

About Zai Lab

Zai Lab is a leading biopharmaceutical company based in China focused on discovering, developing and commercializing innovative medicines for unmet medical needs globally. The company is building a strong portfolio of therapeutic programs aimed at transforming patients’ lives. Zai Lab has a world class leadership team with deep experience at global pharmaceutical and biotech organizations. The team has a strong track record of success — having successfully taken five novel drug candidates into clinical trials in China, pioneered new regulatory channels, secured regulatory approvals in record times, conducted multiple IND trials in the U.S., and brought the first China discovered drug into global Phase 3 trials. Zai Lab is committed to build a globally leading drug research and development powerhouse with a culture of excellence and teamwork and a strong focus on fostering innovation and creativity. For more information, please visit www.zailaboratory.com.

About TESARO

TESARO is an oncology-focused biopharmaceutical company devoted to providing transformative therapies to people bravely facing cancer. For more information, visit www.tesarobio.com and follow us on Twitter and LinkedIn.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding development and commercialization of niraparib for patients in China. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to our intellectual property, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, risks regarding ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, risks from competitors, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, risks related to manufacturing and supply, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

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